As filed with the Securities and Exchange Commission on July 30, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LJ INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

British Virgin Islands	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
(Address of principal executive offices) (zip code)
LJ International Inc.
2008 Stock Compensation Plan
(Full title of the plan)
Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(Name and address of agent for service)
(303) 770-7131
(Telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of		offering	aggregate	Amount of
securities to be	Amount to be	price per	offering	registration
registered	registered (1)	share	price	fee
Common Stock, $0.01 par value	4,000,000 shares	$0.60	$2,400,000 (2)	$171.12

(1)	Pursuant to Rule 416, this Registration Statement covers any additional shares of Common Stock (“shares”) which become issuable under the Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

(2)	Pursuant to Rule 457(h), the offering price per share, the aggregate offering price and the amount of the filing fee were computed upon the basis of the price at which 4,000,000 outstanding options may be exercised (an exercise price of $0.60 per share, resulting in an aggregate offering price of $2,400,000).

Exhibit Index Begins at Page 25

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is incorporated by reference in the Reoffer Prospectus which follows. The Reoffer Prospectus, together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, constitutes the Section 10(a) Prospectus.
REOFFER PROSPECTUS
     The material which follows, up to but not including the pages beginning Part II of this Registration Statement, constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant’s 2008 Stock Compensation Plan by affiliates of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

ii

REOFFER PROSPECTUS
4,000,000 SHARES
COMMON STOCK
LJ INTERNATIONAL INC.

2008 STOCK COMPENSATION PLAN

     We are registering on behalf of our employees, officers, directors and consultants up to 4,000,000 shares of our common stock purchasable by them pursuant to common stock options granted under our 2008 Stock Compensation Plan. As of this date, 4,000,000 options were issued under the Plan and are currently outstanding.

     This prospectus will be used by persons who are our “affiliates” to resell shares purchased by them under the Plan. We will receive no part of the proceeds of any such sales, although we will receive the exercise price for the stock options.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

The date of this prospectus is July 30, 2010.

AVAILABLE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as they apply to a foreign private issuer, and we file reports and other information with the Securities and Exchange Commission. Copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.
     Our internet address is www.ljintl.com. The information contained on our website does not constitute a part of this prospectus. Our common stock is traded on the Nasdaq Global Market under the symbol “JADE.”
     We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our board of directors.
INCORPORATION BY REFERENCE
     Certain documents have been incorporated by reference into this prospectus, either in whole or in part. We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request, (i) a copy of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (ii) a copy of all documents and information required to be delivered to our employees pursuant to Rule 428(b). Requests for such information shall be addressed to us at LJ International Inc., Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, telephone: (011) 852-2764-3622.

INTRODUCTION
     We are a vertically integrated company that designs, brands, markets, distributes and retails a complete range of fine jewelry. While we specialize in the colored jewelry segment, we also offer high-end pieces set in yellow gold, white gold or sterling silver and adorned with colored stones, diamonds, pearls and precious stones. Our product lines incorporate all major categories sought by major retailers, including earrings, necklaces, pendants, rings and bracelets.
     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. This results in very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and production further enhance our competitive position.
     We employ an international design team and all of our designs and merchandising strategies are proprietary. The exclusive and innovative concepts that we create offer brand potential.
     We are located at Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, telephone: 011-852-2764-3622.
RISK FACTORS
We depend upon one customer who accounted for at least 10% of our sales in 2009. We cannot be certain that these sales will continue; if not, our revenue will likely decline.
     Although we sell to a large number of customers in a variety of markets, two of our customers each accounts for at least 10% of our 2008 sales. For the fiscal years ended December 31, 2008 and 2009, these customers accounted for approximately 11% and 11% of our 2008 sales and 10% and 4% of our 2009 sales. Each of these customers is a non-affiliated third party and is not a related party of the Company or any of its subsidiaries. Although we have maintained good and longstanding relationships with these customers, we do not have any long-term contract with either of them and they order only on a “purchase order” basis. The loss of either of these customers or a significant reduction in their orders would have a materially adverse effect on our revenues.
We face significant competition from larger competitors in our wholesale and retail operations.
     The making and distribution of jewelry is a highly competitive industry characterized by the diversity and sophistication of the product. We compete with major domestic and international companies with substantially greater financial, technical and marketing resources and personnel than us. There can be no assurance that other jewelry makers will not similarly develop low-cost, high-volume production capability or an even better process, providing greater competition for us and materially affecting our business prospects.

There are numerous factors relating to the operations of our business that could adversely affect our success and results.
     As a maker and merchandiser of low-cost, high-quality gem-set jewelry, our existing and future operations are and will be influenced by several factors, including:
•	technological developments in the mass production of jewelry
•	our ability to meet the design and production requirements of our customers efficiently
•	the market acceptance of our and our customers’ jewelry
•	increases in expenses associated with continued sales growth
•	our ability to control costs
•	our management’s ability to evaluate the public’s taste and new orders to target satisfactory profit margins
•	our capacity to develop and manage the introduction of new designed products
•	our ability to compete
     Quality control is also essential to our operations since customers demand compliance with design and product specifications and consistency of production. We cannot assure that revenue growth will occur on a quarterly or annual basis.
Our production facilities are located in China. Our results of operations and financial condition may, therefore, be influenced by the economic, political, legal and social conditions in China.
     Since 1978, the Chinese government has been reforming, and is expected to continue to reform, China’s economic and political systems. Such reforms have resulted in significant social progress. Other political, economic and social factors could also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on our operations in China. At times, we may also be adversely affected by changes in policies of the Chinese government such as changes in laws and regulations or their interpretation, the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad.
Changes to PRC tax laws may adversely affect our financial condition and results of operations in the future.
     The National People’s Congress, the Chinese legislature, on March 16, 2007 passed a new enterprise income tax law, which became effective on January 1, 2008. The new law applies a uniform 25% enterprise income tax rate (“EIT”) to both foreign invested enterprises and domestic enterprises, except that enterprises that were approved to be established prior to March 16, 2007 may continue to enjoy the applicable preferential tax treatments until December 31, 2012. Eligible companies are required to transition to the new EIT rate over a five-year period starting January 1, 2008.

     Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is deemed to be considered as a “resident enterprise”, meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Currently, no official interpretation or application of this new “resident enterprise” classification is available and, therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.
     If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that non-PRC source income would be subject to PRC enterprise income tax at a rate of 25%, in comparison to no taxation in the British Virgin Islands. Second, under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would be subject to a 10% withholding income tax. Finally, if our British Virgin Islands holding company is deemed to be a PRC tax resident enterprise, a 10% withholding tax shall be imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived from our non-PRC shareholders transferring our shares.
Our products are currently made at our production facility located in Shenzhen, China. However, our insurance may not adequately cover any losses due to fire, casualty or theft.
     We have obtained fire, casualty and theft insurance covering several of our stock in trade, goods and merchandise, furniture and equipment and production facility in China. The proceeds of such insurance may not be sufficient to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. Consistent with the customary practice among enterprises in China and due to the cost in relation to the benefit, we do not carry any business interruption insurance in China.
Sales of our jewelry at both the retail and wholesale levels are seasonally sensitive and are generally strongest during the quarter ending December 31 of each year due to the importance of the holiday selling season.
     Our retail sales are typically seasonally greater in the fourth quarter and the first quarter of each year due to high spending of consumers during the Christmas and Chinese New Year holidays. Our wholesale sales are typically greater in the third and fourth quarters of each year in anticipation of the Thanksgiving and Christmas holidays.
The success of our retail store expansion program in China is dependent upon numerous factors over which we have limited control.
     The future success of our ENZO retail stores in China is partially dependent upon general economic conditions in China, competitive developments within the retail jewelry sector in China and consumer attitudes, including changes in consumer preferences for certain jewelry styles and materials. In addition, our retail expansion program is also dependent upon a number of factors relating to our stores, including the availability of property for lease, the location of the mall or shopping centre, the availability of desirable locations within a mall, the terms of leases, our relationship with major landlords, and the design and maintenance of our stores.
We rely on short-term financing from banks for our daily operation.
     We rely on short-term borrowings as part of our financing needs. If we fail to achieve timely rollover, extension or refinancing of our short-term debt, we may be unable to meet our obligations in connection with debt service, accounts payable and/or other liabilities when they become due and payable. In addition, we may be exposed to changes in interest rates. If interest rates increase substantially, our results of operations could be adversely affected.
     Certain of our banking facilities that offer short-term borrowings are collateralized by properties owned by our Chairman, Yu Chuan Yih, and by his personal guarantee. If Mr. Yih withdraws the properties or his personal guarantee, the banking facilities may no longer remain available for use by us. In that event, our daily operations would be adversely affected.
We rely geographically on the US market for the majority of our wholesale revenue.
     Our wholesale business has been our major revenue contributor and accounted for 54% of our total revenue for the fiscal year ended December 31, 2009. Geographically, North America is a major market for our wholesale business and contributes 66% of our wholesale revenues. Accordingly, the revenue of our wholesale business in the US market accounts for 35% of our total revenue. Any continuing decline of the US economy would adversely affect the spending patterns of the US consumers which would, in turn, adversely affect our revenue and income from the region.
Our holding company structure creates restrictions on the payment of dividends.
     We have no direct business operations, other than the ownership of our subsidiaries, of which we have control over their operation policies including, among others, payment of dividend. While we have no current intention of paying dividends, should we, as a holding company, decide in the future to do so, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries are subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants and minimum net worth requirements in loan agreements, restrictions on the conversion of local currency into US dollars or other hard currency and other regulatory restrictions.
As a “foreign private issuer”, we are not subject to certain rules promulgated by Nasdaq that other Nasdaq-listed issuers are required to comply with.
     Our shares of common stock are currently listed on The Nasdaq Global Market and, for so long as our securities continue to be listed, we will remain subject to the rules and regulations established by Nasdaq applicable to listed companies. As permitted under Nasdaq rules applicable to foreign private issuers, we have determined not to comply with the following Nasdaq rules:
•	our independent directors do not hold regularly scheduled meetings in executive session
•	the compensation of our executive officers is not determined by an independent committee of the board or by the independent members of the board of directors, and our CEO may be present and participate in the deliberations concerning his compensation
•	related party transactions are not required to be reviewed or approved by our audit committee or other independent body of the board of directors
•	we are not required to solicit shareholder approval of stock plans, including those in which our officers or directors may participate; stock issuances that will result in a change in control; the issuance of our stock in related party transactions or other transactions in which we may issue 20% or more of our outstanding shares; or, below market issuances of 20% or more of our outstanding shares to any person
     We may in the future determine to voluntarily comply with one or more of the foregoing provisions.
It may be difficult to serve us with legal process or enforce judgments against us or our management.
     We are a British Virgin Islands holding company, and substantially all of our assets are located in China and Hong Kong. In addition, all but one of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands, China or Hong Kong would enforce:
•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or
•	in original actions brought in the British Virgin Islands, China or Hong Kong, liabilities against us or non-residents based upon the securities laws of the United States or any state.
Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.
     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies, including:
•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information
•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act
•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction
     Because of these exemptions, investors are not provided with the same information which is generally available about domestic public companies organized in the United States.
Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.
     Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Islands law protecting the interests of minority shareholders may not be as protective in all circumstances as the laws protecting minority shareholders in US jurisdictions. In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.
     Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most US jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.
We may need to raise capital in the future. Such funds may not be available on acceptable terms or at all, and, without additional funds, we may not be able to expand our retail business in China.
     We expect to expend significant resources to expand our retail business in China. We will require substantial funds in order to finance our retail distribution and fund operating expenses. In addition to the funds required to open additional retail locations, additional working capital will be needed to operate these additional retail locations due to longer sales and collection cycles and high inventory levels required to support them. Without these funds, we may not be able to meet our goals. We may seek additional funding through equity or debt financing or through collaborative arrangements with strategic partners.

     You should also be aware that in the future:
•	We cannot be certain that additional capital will be available on favorable terms, if at all;
•	Any available additional financing may not be adequate to meet our goals; and
•	Any equity financing would result in dilution to stockholders.
     If we cannot raise additional funds when needed and on acceptable terms, we may not be able to effectively execute our growth strategy (including expanding the number of our retail stores in China), take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements.
We are dependent on certain key personnel and the loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.
     Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Each of our named executive officers, including our Chief Executive Officer, Mr. Yu Chuan Yih, performs key functions in the operation of our business. There can be no assurance that we will be able to retain these officers or that such personnel may not receive and/or accept competing offers of employment. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations. We do not maintain key-man life insurance on any of our senior management.
Risks Related to Doing Business in the People’s Republic of China
     A substantial portion of our retail business operations are conducted entirely in the People’s Republic of China (“PRC”). Because China’s economy and its laws, regulations and policies are different from those typically found in Western countries and are continually changing, we will face risks, including those summarized below.
     We are subject to comprehensive regulation by the PRC legal system, which is uncertain. As a result, it may limit the legal protections available to you and us and we may not now be, or remain in the future, in compliance with PRC laws and regulations.
     Our subsidiaries that own our production facilities and retail stores in China are incorporated under and are governed by the laws of the PRC; a significant portion of our operations are conducted in the PRC; and many of our suppliers are located in the PRC. The PRC government exercises substantial control over virtually every sector of the PRC economy, including the production, distribution and sale of our merchandise. We are required to obtain several membership and approval certificates from these government agencies in order to continue to conduct our business. We may be required to renew such memberships and to obtain approval certificates periodically. In order to operate under PRC law, our PRC subsidiaries require valid licenses, certificates and permits, which must be renewed from time to time. If we were to fail to obtain the necessary renewals for any reason, including sudden or unexplained changes in local regulatory practice, we could be required to shut down all or part of our operations temporarily or permanently.

     The legal and judicial systems in the PRC are still rudimentary. The laws governing our business operations are sometimes vague and uncertain and enforcement of existing laws is inconsistent. Thus, we can offer no assurance that we are, or will remain, in compliance with PRC laws and regulations.
Anti-inflation measures could harm the economy generally and could harm our business.
     The PRC government exercises significant control over the PRC economy. In recent years, the PRC government has instituted measures to curb the risk of inflation. These measures have included monitoring the exchange rate of the RMB, restrictions on the availability of domestic credit, and limited re-centralization of the approval process for some international transactions. These measures may not succeed in controlling inflation, or they may slow the economy below a healthy growth rate and lead to economic stagnation or recession; in the worst-case scenario, the measures could slow the economy without curbing inflation, causing “stagflation.” The PRC government could adopt additional measures to further combat inflation, including the establishment of price freezes or moratoriums on certain projects or transactions. Such measures could harm the economy generally and hurt our business by limiting the income of our customers available to purchase our merchandise, by forcing us to lower our profit margins, and by limiting our ability to obtain credit or other financing to pursue our expansion plan or maintain our business.
SELLING STOCKHOLDERS
     This prospectus covers possible sales by our executive officers, directors, consultants and employees of shares they acquire through exercise of options granted under our 2008 Stock Compensation Plan. The names of our affiliates who may be Selling Stockholders from time to time are listed below, along with the number of shares of common stock to be offered for sale. The names of other affiliates who may offer shares for resale in the future, along with the number of shares which may be sold by each affiliate from time to time, will be updated in supplements to this prospectus, which will be filed with the Commission in accordance with Rule 424(b) under the Securities Act. All Selling Stockholders are executive officers and/or directors. The address of each Selling Stockholder is the same as our address. All shares listed below for sale represent shares issuable upon exercise of options granted under the Plan.

Maximum Number of Shares Which May
Name of Selling Stockholder	Be Sold Upon Exercise of Options
Yu Chuan Yih	900,000

Ka Man Au	200,000

Hon Tak Ringo Ng	200,000

Xiang Xiong Deng	40,000
METHOD OF SALE
     Sales of the shares offered by this prospectus will be made on The Nasdaq Global Market, where our common stock is listed for trading, in other markets where our common stock may be traded, or in negotiated transactions. Sales will generally involve payment of customary brokers’ commissions by the Selling Stockholders. There is no present plan of distribution.
SEC POSITION REGARDING INDEMNIFICATION
     Our Memorandum of Association and Articles of Association provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that, in the opinion of the Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.
DESCRIPTION OF THE PLAN
     Our board of directors and our shareholders have adopted and approved the Plan. Options granted pursuant to the Plan constitute either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code), or options which constitute nonqualified options at the time of issuance of such options. The Plan provides that incentive stock options and/or nonqualified stock options may be granted to our officers, directors, employees and advisors selected by our Compensation Committee. A total of 4,000,000 shares of common stock are authorized and reserved for issuance under the Plan, subject to adjustment to reflect changes in our capitalization in the case of a stock split, stock dividend or similar event.

     The Plan is administered by our Compensation Committee which has the sole authority to interpret the Plan and to make all determinations necessary or advisable for administering the Plan, including but not limited to:
•	who shall be granted options under the Plan;
•	the term of each option;
•	the number of shares covered by such option;
•	whether the option shall constitute an incentive option or a nonqualified option;
•	the exercise price for the purchase of the shares covered by the option;
•	the period during which the option may be exercised;
•	whether the right to purchase the number of shares covered by the option shall be fully vested on issuance of the option so that such shares may be purchased in full at one time or whether the right to purchase such shares shall become vested over a period of time so that such shares may only be purchased in installments; and
•	the time or times at which the options shall be granted.
     Except in the case of disability or death, no option shall be exercisable after an optionee who is an employee ceases to be employed by the Company; provided, however, the Compensation Committee has the right to extend the exercise period following the date of termination of such optionee’s employment. If an optionee’s employment is terminated by reason of death or disability, the Compensation Committee may extend the option term following the date of termination of the optionee’s employment. Upon the exercise of the option, the exercise price must be paid in full either in cash, shares of our common stock or a combination.
     If any option to purchase reserved shares shall not be exercised for any reason or if such option to purchase shall terminate as provided by the Plan, such shares which have not been so purchased shall again become available for the purposes of the Plan unless the Plan shall have been terminated.
     The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by us from authorized shares. Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. There are no assets administered under the Plan and, accordingly, no investment information is furnished.
     No options may be assigned, transferred, hypothecated or pledged by the option holder except by will, the laws of intestate succession or as permitted by the Commission. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.
     The Plan will remain in effect until August 8, 2018. Additional information concerning the Plan may be obtained from us at our address and telephone number.

APPLICABLE SECURITIES LAW RESTRICTIONS
     If the optionee is deemed to be an “affiliate” (as that term is defined under the Securities Act), the resale of the shares purchased upon exercise of options covered hereby may be subject to certain restrictions and requirements, including compliance with the provisions of Rule 144 promulgated under the Securities Act.
     In addition to the requirements imposed by the Securities Act, the antifraud provisions of the Exchange Act and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to the Plan.
     Up to 4,000,000 shares may be issued under the Plan. We have authorized 100,000,000 shares of common stock, of which 24,678,672 shares are outstanding as of March 15, 2010. Shares of common stock outstanding are, and those to be issued upon exercise of options will be, fully paid and nonassessable, and each share of common stock is entitled to one vote at all shareholders’ meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is one of our shareholders. Shareholders do not have the right to cumulate their votes for the election of directors.
TAX CONSEQUENCES
     We have been advised that the United States federal income tax consequences of the Plan to us and the optionees, and possible exercise of options granted under the Plan, will depend upon future circumstances and possible changes in the tax laws. The following summary discussion addresses certain United States federal income tax consequences of the Plan. This discussion does not address all of the tax consequences that may be applicable to any particular optionee or to us. In addition, this discussion does not address foreign, state, or local taxes, nor does it address federal taxes other than federal income tax. This discussion is based upon applicable statutes, regulations, case law, administrative interpretations and judicial decisions in effect as of the date of this prospectus.
     The income tax treatment of nonstatutory options is governed by ‘83 of the Code. This section basically provides that if an option has a readily ascertainable fair market value when granted, then the optionee must recognize ordinary income at the time of grant but not at the time of exercise or disposal; if an option does not have a readily ascertainable fair market value when granted, the optionee must recognize ordinary income at the time of its exercise or disposal of the option but not at the time of its grant. We will receive a corresponding compensation deduction for the amount included by the optionee as income in the same year that the optionee includes such amount as income. Consequently, whether a nonstatutory option has a readily ascertainable fair market value at grant will determine whether the grant or the exercise of the nonstatutory option is the taxable event for the optionee who rendered the services for which the option was granted.

     No tax consequences result from the granting of an incentive stock option or from the exercise of an incentive stock option by the employee. In addition, the employer generally will not be allowed a business expense deduction with respect to an incentive stock option unless the employee disposes of the stock prior to the required holding period. The employee will be taxed at capital gain rates when he sells stock acquired under an incentive stock option plan, provided he has not disposed of the stock for at least two years from the date the option was granted to him and he has held the stock itself at least one year after the stock was transferred to him. If the foregoing holding period rules are not satisfied, the gain that would have been realized at the time the option was exercised is included as ordinary income in the year of the disqualifying sale. For this purpose, the gain is equal to the lesser of (i) the fair market value of the stock on the date of exercise over the option price of the stock, or (ii) the amount realized on disposition over the adjusted basis of the stock. The employer is allowed to deduct a corresponding amount as a business deduction at the same time the employee is required to recognize the ordinary income arising from the early disposition.
     Notwithstanding the preceding, when calculating income for alternative minimum tax purposes, the favorable tax treatment of ‘421(a) is disregarded and the bargain purchase element (that is, the spread between the option price and the fair market value of the option stock at exercise) of the incentive stock option will be considered as part of the taxpayer’s alternative minimum taxable income.
LEGAL MATTERS
     The validity of the shares offered hereby will be passed on for us by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.
EXPERTS
     Our audited consolidated financial statements as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 1, 2009, have been incorporated by reference in this prospectus in reliance upon the report of Gruber & Company, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     Our future financial statements and reports thereon of Gruber & Company, LLC will also be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:
     (a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (including its audited financial statements for the years ended December 31, 2009 and 2008, together with the report of independent registered public accounting firm) filed pursuant to the Exchange Act;
     (b) Each of the Registrant’s following Reports on Form 6-K which have been filed since the date of filing of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 on March 25, 2010:
•	Form 6-K dated April 19, 2010
•	Form 6-K dated April 26, 2010
•	Form 6-K dated May 4, 2010
•	Form 6-K dated May 10, 2010
•	Form 6-K dated May 10, 2010
•	Form 6-K dated May 10, 2010
•	Form 6-K dated May 28, 2010
•	Form 6-K dated July 29, 2010
     (c) The Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders of the Company held December 21, 2009;
     (d) The description of the common stock that is contained in the Registrant’s Registration Statement on Form 8-A under the Exchange Act (File No. 0-29620) and its Registration Statement on Form F-1 under the Securities Act (Registration No. 333-7912), including any amendments or reports filed for the purpose of updating such descriptions; and
     (e) All subsequent reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.
     All documents, reports and definitive proxy or information statements subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.   Description of Securities
     Not applicable.
Item 5.  Interests of Named Experts and Counsel
     Not applicable.
Item 6.  Indemnification of Directors and Officers
     As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company. In most United States jurisdictions, directors owe a fiduciary duty to the company and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its shareholders or that deprives the company or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.
     Under British Virgin Islands law, liability of a director to the company is basically limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company’s Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.
     The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

Item 7.  Exemption from Registration Claimed
     Not applicable.
Item 8.  Exhibits
     The following documents are filed as exhibits to this Registration Statement.

Exhibit
Number		Description of Exhibit
4.1	—	2008 Stock Compensation Plan of LJ International Inc.

5.1	—	Opinion of Andrew N. Bernstein, P.C.

23.1	—	Consent of Gruber & Company, independent registered public accounting firm

23.2	—	Consent of Andrew N. Bernstein, P.C. (included in its opinion filed as Exhibit 5.1)
Item 9. Undertakings
(a) Rule 415 Offerings.
          The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) [Intentionally omitted in accordance with Note (2) to Item 9 of Form S-8].
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430B:
               (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities;
          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Filings Incorporating Subsequent Exchange Act documents by reference.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Request for acceleration of effective date.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on July 30, 2010.

LJ INTERNATIONAL INC.
By:	/s/ YU CHUAN YIH
Yu Chuan Yih
Chairman and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement oramendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ YU CHUAN YIH Yu Chuan Yih	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	7/30/10

/s/ KA MAN AU Ka Man Au	Chief Operating Officer, Secretary and Director	7/30/10

/s/ HON TAK RINGO NG Hon Tak Ringo Ng	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	7/30/10

/s/ XIANG XIONG DENG Xiang Xiong Deng	Director	7/30/10

/s/ JIN WANG Jin Wang	Director	7/30/10

/s/ JIEYUN YU Jieyun Yu	Director	7/30/10

/s/ ANDREW N. BERNSTEIN Andrew N. Bernstein	Authorized Representative in the United States	7/30/10

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit	Page Number
4.1	2008 Stock Compensation Plan of LJ International Inc.

5.1	Opinion of Andrew N. Bernstein, P.C.

23.1	Consent of Gruber & Company, LLC, independent registered public accounting firm

23.2	Consent of Andrew N. Bernstein, P.C. (included in its opinion filed as Exhibit 5.1)	x